EXHIBIT 99.1

TUESDAY MORNING CORPORATION PROVIDES COVID-19 RELATED BUSINESS UPDATE

DALLAS, March 26, 2020 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ: TUES) today announced that it temporarily closed all of its 687 stores across the country at 5 p.m. local time yesterday. Prior to yesterday’s closings, Tuesday Morning had approximately 400 stores closed in compliance with state and local regulations. The Company will follow the guidance provided by the Centers for Disease Control and Prevention, as well as local and state government officials, when making decisions to reopen stores.

Steve Becker, Chief Executive Officer, stated, “The health of our associates and customers is our top priority. We have communicated with our associates on how we intend to support them at this time. We are also aggressively managing our overall cost structure and capital outlay during this period, even as we work to ensure we are ready to reopen our stores and service our customers on short notice.”

In addition, the Company elected to draw down $55 million from its secured revolving credit facility to provide additional liquidity and has approximately $91 million currently outstanding under the revolving credit agreement.

Given the complexity and rapidly evolving nature of the situation created by the COVID-19 pandemic, the Company will work to maintain its flexibility and may change its plans in response. The COVID-19 pandemic is having a material impact on the Company and our industry, and may further materially impact our operations, business plans, liquidity, financial condition and results of operations.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ: TUES) is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 687 stores in 39 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  Forward-looking statements also include statements regarding actions and plans in response to the impact of the novel coronavirus (COVID-19), liquidity and capital expenditure plans.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's most recent Annual Report on Form 10-K, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements.  These risks, uncertainties and events also include, but are not limited to, the following: the continuing impacts of the novel coronavirus (COVID-19), which may further materially impact our operations, business plans, liquidity, financial condition and results of operations; our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our ability to identify and respond to changes in consumer trends and preferences; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; our ability to successfully execute our real estate strategy; changes in federal tax policy including tariffs; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage risk to our corporate reputation from our customers, employees and other third parties; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; and increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

INVESTOR RELATIONS:	Farah Soi / Caitlin Churchill
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Churchill@icrinc.com
MEDIA:	Jonathan Morgan
PERRY STREET COMMUNICATIONS
214-965-9955
JMorgan@perryst.com